Exhibit 99.1
CONVERGYS NEWS RELEASE
Convergys Corporation Announces Determination of the
Initial Conversion Terms for the 5.75% Junior Subordinated
Convertible Debentures due 2029 Offered in Its Exchange Offer
(Cincinnati; October 5, 2009) — Convergys Corporation (NYSE: CVG) (the “Company”), a global leader in relationship management, announced today the determination of the definitive initial conversion price and definitive initial conversion rate for its 5.75% Junior Subordinated Convertible Debentures due 2029 (the “2029 Debentures”) offered in exchange (the “Exchange Offer”) for up to $122,549,019 aggregate principal amount of its outstanding 4.875% Senior Notes due 2009 (the “2009 Senior Notes”).
The 2029 Debentures will have an initial conversion price of $12.0741, which is equal to 125% of the Average VWAP (as defined below). The initial conversion rate for the 2029 Debentures will be 82.8219 per $1,000 principal amount of 2029 Debentures, which is 1,000 divided by the initial conversion price.
The “Average VWAP” means the arithmetic average of the “daily VWAP” for each trading day during the three trading day period ending on, and including, the second business day prior to the Expiration Date (as defined below), rounded to four decimal places. The “daily VWAP” for any trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CVG.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one common share on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “daily VWAP” has been determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours. The Average VWAP has been determined to be $9.6593.
The “reference price” for the purposes of calculating the adjustment to the conversion rate applicable in the case of certain make-whole fundamental changes is $9.6593.
Additional terms of the Exchange Offer and the 2029 Debentures are provided in the prospectus relating to the Exchange Offer and the related Letter of Transmittal filed with the Securities and Exchange Commission (“SEC”).

The Exchange Offer will expire at midnight, New York City time, on October 6, 2009 (the “Expiration Date”), unless extended or earlier terminated by the Company. Holders of 2009 Senior Notes may withdraw their tendered 2009 Senior Notes at any time prior to midnight on the Expiration Date.
The Company has filed a Registration Statement on Form S-4 (Reg. No. 333-161586) (the “Registration Statement”) relating to the Exchange Offer with the SEC and such Registration Statement was declared effective by the SEC on September 9, 2009. The Sole Lead Dealer Manager for the Exchange Offer is J.P. Morgan Securities Inc. For additional information, you may contact J.P. Morgan Securities Inc. at (800) 261-5767 (U.S. toll free) or (212) 622-2781. Copies of the prospectus relating to the Exchange Offer, which is contained in the Registration Statement, and the related Letter of Transmittal are available to holders of 2009 Senior Notes and may be obtained from D.F. King & Co., Inc., the Information Agent for the Exchange Offer, at (800) 290-6427 (U.S. toll free) or (212) 269-5550. The prospectus contained in the Registration Statement and the related Letter of Transmittal are also available free of charge at the SEC’s website at www.sec.gov or by contacting the Company’s Corporate Secretary’s Office at 201 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 723-7000.
Before any holder tenders 2009 Senior Notes or otherwise makes any investment decision with respect to the 2009 Senior Notes or the 2029 Debentures, the holder is urged to read the prospectus relating to the Exchange Offer, which is contained in the Registration Statement, and the other documents that the Company has filed or will file with the SEC, including the documents that are incorporated by reference into the prospectus relating to the Exchange Offer, because such documents contain important information.
This press release is neither an offer to buy, sell or exchange securities, nor a solicitation of an offer to buy, sell or exchange any securities. There shall not be any exchange of 2029 Debentures for 2009 Senior Notes pursuant to the Exchange Offer in any jurisdiction in which such exchange would be unlawful prior to registration or qualification under the laws of such jurisdiction.
About Convergys
Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.
For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.

Convergys is a member of the S&P 500 and has been voted a Fortune Most Admired Company for nine consecutive years. We have approximately 70,000 employees in 82 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com.
(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)
Contacts:
David Stein, Investor Relations
+1 513 723 7768 or investor@convergys.com
John Pratt, Corporate Communications
+1 513 723 3333 or john.pratt@convergys.com
Forward Looking Information
This news release contains forward-looking statements. Actual results of the Company could differ materially from those discussed herein. Particular uncertainties that could adversely or positively affect the Company’s future results include: the consummation of the Exchange Offer; the behavior of financial markets including fluctuations in interest or exchange rates; continued volatility and further deterioration of the capital markets; the impact of regulation and regulatory, investigative, and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which the Company serves; the loss of a significant client or significant business from a client; difficulties in completing a contract or implementing its provisions; and numerous other matters of national, regional, and global scale including those of the political, economic, business, and competitive nature. These uncertainties may cause the Company’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. Please refer to the Company’s most recent news releases and filings with the SEC for additional information including risk factors. The Company does not undertake to update forward-looking statements, except as required by law, as a result of new information or future events or developments.